Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Tiffany Kanaga (302) 897-0668 or kanaga_tiffany@elanco.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen_parr_dekker@elanco.com

Elanco Animal Health Reports 2020 Second Quarter Results

•	Total Revenue for the second quarter was $586.3 million, a decrease of 25 percent. On a constant currency basis, Total Revenue declined 23 percent primarily due to a reduction in channel inventory and lower demand resulting from the COVID-19 pandemic.

•	Earnings per share (EPS) was $(0.13) (reported), or $0.09 (adjusted).

•	Cash and cash equivalents improved to $1.4 billion as of June 30, 2020, as a result of disciplined operating and capital expense management, improved receivable terms, and the sale of our Australia facility.

•	Bayer Animal Health acquisition remains on track to close at the beginning of August; Antitrust, financing, and pre-close integration milestones are complete.

•	Third Quarter 2020 Revenue expected to be between $660 and $710 million for legacy Elanco, excluding revenue from divestitures and with continued impact from the COVID-19 pandemic, primarily in livestock.

GREENFIELD, Ind. (July 30, 2020) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported its financial results for the second quarter of 2020. The performance reflects the reduction of channel inventory and lower levels of demand resulting from the COVID-19 pandemic. Elanco's innovation, portfolio, and productivity strategy continues to be the focus, and its long-term industry fundamentals and durability remain intact.

"Our team has diligently navigated the challenges during the second quarter. While our performance was significantly affected by actions to reduce channel inventory and by pandemic-related impacts, our efforts are already yielding results, including better competitive positioning and greater financial flexibility," said Jeff Simmons, president and chief executive officer at Elanco. "With a disciplined focus on execution, we have completed the channel inventory reduction in line with expectations, delivered 2 percent price growth across the portfolio, reaccelerated growth of our innovation portfolio driven by increased market share for recent companion animal launches, and effectively managed operating expenses and cash during this volatile time. Additionally, we have completed all activities necessary to close the Bayer Animal Health transaction in the coming days."

In the second quarter, Elanco completed the previously communicated channel inventory reduction, moving to inventory levels across the world and across species that represent the minimum necessary to allow our distributors to maintain strong service levels with their end customers. This created an approximate $100 million revenue decrease in the period, with approximately $45 million from U.S. Companion Animal, $45 million from U.S. Food Animal, and $10 million from our International business. We do not anticipate further reductions in overall channel inventory levels. Our relationships with distributor partners remain strong and mutually beneficial. Our U.S. Companion Animal distributors are key partners as we collaborate to execute portfolio campaigns and maximize each party's strengths to deliver on solid underlying demand in vet clinics.

As anticipated, the COVID-19 pandemic had a meaningful impact on the global business, representing an estimated headwind to revenue of approximately $75 to $85 million in the second quarter, based on changes as compared to our underlying business trends. Our global food animal products felt the majority of the impact as processing plant closures, reduced food service demand, and pressured producer economics affected all three major species. On the companion animal side, brands administered in the clinic, notably vaccines, and international markets saw the most impact in the quarter. In the U.S., veterinary clinic traffic and corresponding revenue showed recovery in the latter part of the quarter coming off historic lows in late March and early April. In international markets, vet clinic traffic levels remained depressed throughout the quarter, but began to show positive signs of recovery, notably in Europe in June. We expect that the second quarter represents the most severe impact from the pandemic for both companion animals and livestock this year.

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Working Capital and Balance Sheet

Elanco continues to focus on driving improvements in net working capital. As part of the channel inventory reduction, payment terms for our U.S. distributors have been brought to 60 days, contributing to an improvement in receivables.

As of June 30, 2020, cash and cash equivalents on the balance sheet was $1.4 billion, an improvement of $185 million over the first quarter of 2020. In the quarter, we completed the sale of our Australia facility, generating $55.1 million in cash. After closing the Bayer Animal Health transaction, a new $750 million revolving credit facility will replace the existing facility. The baseline covenant EBITDA for the new facility will be calculated as the last four quarters of pro forma EBITDA, inclusive of the second quarter of 2020 for both Elanco and Bayer. This amount will be calculated in conjunction with the close of the deal.

Bayer Update

We remain on track to close the acquisition in the coming days. We have made significant progress since our last earnings, including:

•	Gaining antitrust clearances and divestiture buyer approvals from all necessary jurisdictions, notably the European Commission and U.S. Federal Trade Commission;

•	Finalizing antitrust clearance for the transaction in Australia, Brazil, Canada, Mexico, New Zealand and the U.K., in addition to previously announced China, Colombia, South Africa, Turkey, Ukraine, and Vietnam;

•	Announcing the second level of senior leadership, with integration plans finalized and internal value capture targets established and in progress; and

•	Establishing a new ERP system to house the animal health business from Bayer, that is being hosted by Tata Consultancy Services (TCS).

"We have completed all the necessary milestones and are ready to close the transaction," Simmons said. "Bayer's performance brings momentum into the close and we look forward to welcoming our new colleagues to the Elanco team. Through extensive collaboration between Bayer, Elanco, and TCS, we have confidence in our systems' transition plan, and we believe we are prepared and well equipped to minimize any disruption during the transition period and to quickly address any potential challenges we might face."

Second Quarter Reported Results:

In the second quarter of 2020, total revenue was $586.3 million, a decrease of 25 percent, or a decrease of 23 percent without the impact of foreign exchange rates, compared with the second quarter of 2019. Revenue, excluding strategic exits, was $570.4 million, a decrease of 22 percent without the impact of foreign exchange rates. Gross margin, as a percent of revenue, was 49.5 percent, a decline of 490 basis points as compared with the second quarter of 2019. Total operating expense was $222.2 million, a decrease of 18 percent compared with the second quarter of 2019. Tax benefit was $23.9 million in the second quarter of 2020. Net loss for the second quarter of 2020 was $53.2 million, or $0.13 per diluted share, compared with net income of $35.9 million, or $0.10 per diluted share, for the same period in 2019.

Companion Animal Disease Prevention revenue decreased 21 percent for the quarter, driven by lower volume and, to a significantly lesser extent, unfavorable impact from foreign exchange rates, partially offset by an increase in price. Without the impact of foreign exchange rates, the category decreased 20 percent. The volume decline was the result of actions taken across brands to reduce channel inventory levels as well as reduced demand for veterinary products as a result of the pandemic, primarily in U.S. vaccines and international markets. Underlying end user demand for newer generation parasiticide products grew in the quarter as compared to the same period last year.

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Companion Animal Therapeutics revenue decreased 6 percent for the quarter, driven by lower volume and, to a significantly lesser extent, an unfavorable impact from foreign exchange rates, partially offset by an increase in price. Without the impact of foreign exchange rates, the category decreased 5 percent. The volume decline was the result of actions taken across brands to reduce channel inventory levels as well as reduced demand in veterinary products as a result of the pandemic, primarily in veterinarian-administered products and international markets, offset by continued growth of Galliprant across the globe and in alternative channels, plus the inclusion of sales for Entyce® and Nocita® as a result of the acquisition of Aratana in the third quarter of 2019.

Food Animal Future Protein & Health revenue decreased 10 percent for the quarter, driven by lower volume and, to a lesser extent, unfavorable impact from foreign exchange rates, partially offset by an increase in price. Without the impact of foreign exchange rates, the category decreased 6 percent. The volume decline was driven by lower levels of demand due to impacts of the pandemic on global protein markets and the unwind of anticipatory buying by direct customers in international export markets from the first quarter of 2020, partially offset by continued strong growth in the aqua portfolio.

Food Animal Ruminants & Swine revenue decreased 42 percent for the quarter, driven by lower volume and, to a significantly lesser extent, unfavorable impact from foreign exchange rates, partially offset by an increase in price. Without the impact of foreign exchange rates, the category decreased 40 percent. The volume decrease was driven by lower levels of demand due to the impact of the pandemic on global protein markets, most notably Optaflexx®, the unwind of anticipatory buying by direct customers in international export markets, and actions taken across brands to reduce channel inventory levels, most notably for Rumensin®. Additionally, revenue was impacted by generic competition for Rumensin® and trade pressure affecting Paylean®. These headwinds were partially offset by increased demand in China's swine market as a result of favorable producer economics and positive efforts to repopulate herds impacted by African Swine Fever in 2019.

Strategic Exits for this quarter represent contract manufacturing relationships which are not long-term value drivers for the company. Revenue from Strategic Exits decreased 42 percent for the quarter, and represented 3 percent of total revenue.

Gross profit was $290.4 million, or 49.5 percent of revenue, in the second quarter of 2020 compared with $425.6 million, or 54.5 percent, for the second quarter of 2019. Gross margin as a percent of revenue declined 490 basis points, primarily due to unfavorable product and geographic mix and deleverage of fixed manufacturing costs across a lower revenue base, partially offset by continued improvements in manufacturing productivity and price.

Total operating expenses decreased $47.5 million in the second quarter of 2020 compared with the second quarter of 2019. Marketing, selling and administrative expenses decreased 19 percent to $162.8 million, due to disciplined cost management across the business as our operations have moved primarily virtual, adjustments to variable pay expectations as a result of performance, and a decision to shift certain marketing expenses from the second quarter into the third quarter of 2020. Research and development expenses decreased 14 percent to $59.4 million, or 10 percent of revenue, due to disciplined cost management with less travel and fewer in-person meetings, adjustments to variable pay as a result of performance, and a decision to shift project expenses from the second quarter to the third quarter for 2020. None of the shifted expenses negatively affected the critical path of key projects.

Amortization of intangibles decreased $0.3 million to $49.0 million in the second quarter of 2020 as compared with the second quarter of 2019. Asset impairment, restructuring, and other special charges increased to $119.4 million in the second quarter of 2020 from $31.8 million in the second quarter of 2019. Charges recorded in the second quarter of 2020 include costs primarily related to our integration efforts, as well as external costs related to acquiring businesses, including, but not limited to, the pending acquisition of the animal health business of Bayer, costs necessary to stand up our organization as an independent company, impairment of intangible assets, and charges related to previously announced restructuring activities, partially offset by a favorable adjustment from reversals for severance programs that are no longer active.

Net interest expense was $24.8 million in the second quarter of 2020, compared with $20.7 million in the second quarter of 2019 as a result of net investment hedge gains that offset interest expense in the second quarter of 2019. Other-net income of $47.9 million was recorded in the second quarter of 2020, compared with expense of $3.9 million in the second quarter of 2019. Other income recorded in the second quarter of 2020 primarily consisted of the gain on the sale of land and buildings in New South Wales, Australia.

Second Quarter Consolidated non-GAAP Results:

Adjusted net income for the second quarter of 2020 was $36.1 million, compared with $101.6 million in the second quarter of 2019. Adjusted net income in the second quarter of 2020 excludes the net impact of $89.3 million of asset impairment, restructuring and other special charges and the amortization of intangible assets, net of the impact from taxes and gain from the sale of land and building in New South Wales, Australia. The decline in adjusted net income is driven by decreased revenue and gross profit. Adjusted EPS in the quarter was $0.09 per share. Adjusted EBITDA was $97.8 million in the second quarter of 2020, which represents 16.7 percent of total revenue compared with $181.1 million and 23.2 percent for the second quarter of 2019, respectively.

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For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

FINANCIAL GUIDANCE

For the third quarter of 2020, legacy Elanco Total Revenue is expected to be between $660 and $710 million. Core Revenue, excluding Strategic Exits, is expected to be between $650 and $700 million, including our estimate of approximately $30 to $50 million in COVID-19 related headwinds. Elanco will divest a limited number of products in conjunction with the close of the Bayer Animal Health transaction. Revenue from divested products is expected to represent between $12 and $20 million for two months of the quarter and has been excluded from the total Revenue and Core Revenue estimates.

WEBCAST & CONFERENCE CALL DETAILS

Elanco will host a webcast and conference call at 8:00 a.m. Eastern today, during which company executives will review financial and operational results and respond to questions from analysts. Investors, analysts, members of the media, and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event in the same location on the company's website.

ABOUT ELANCO

Elanco (NYSE: ELAN) is a global animal health company that develops products and knowledge services to prevent and treat disease in food animals and pets in more than 90 countries. With a 65-year heritage, we rigorously innovate to improve the health of animals and benefit our customers, while fostering an inclusive, cause-driven culture for more than 6,000 employees. At Elanco, we’re driven by our vision of food and companionship enriching life - all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (Exchange Act), including, without limitation, statements concerning our expectations relating to the Bayer animal health acquisition, the impact of the COVID-19 pandemic on our business, 2020 outlook, our expected compliance with debt covenants, our industry and our operations, performance and financial condition, and including in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions, including but not limited to the following:

•	heightened competition, including from innovation or generics;

•	the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

•	changes in regulatory restrictions on the use of antibiotics in food animals;

•	the impact on our operations, the supply chain, customer demand, and our liquidity as a result of the coronavirus (COVID-19) global health pandemic;

•	our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•	an outbreak of infectious disease carried by food animals;

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•	the success of our R&D and licensing efforts;

•	our ability to complete acquisitions and successfully integrate the businesses we acquire, including the animal health business of Bayer AG (Bayer);

•	the impact of the COVID-19 global health pandemic on our ability to achieve the anticipated revenue, earnings, accretion and other benefits associated with the acquisition of the animal health business of Bayer;

•	misuse, off-label or counterfeiting use of our products;

•	unanticipated safety, quality or efficacy concerns associated with our products;

•	the impact of weather conditions and the availability of natural resources;

•	disruption in our supply chain due to manufacturing issues experienced by our contract manufacturers;

•	consolidation of our customers and distributors;

•	the impact of increased or decreased sales to our channel distributors resulting in higher or lower inventory levels held by them in advance of or trailing actual customer demand, which could lead to variations in quarterly revenue results;

•	risks related to our presence in emerging markets;

•	changes in U.S. foreign trade policy, imposition of tariffs or trade disputes;

•	the impact of global macroeconomic conditions; and

•	the effect on our business resulting from our separation from Eli Lilly and Company (Lilly), including the various costs associated with transition to a standalone entity, including the ability to stand up our enterprise resource planning (ERP) system and other information technology systems.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and 10-Q filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

Use of Non-GAAP Financial Measures:

We use non-GAAP financial measures, such as revenues excluding strategic exits, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net (income) loss, adjusted EPS, adjusted EPS excluding share issuances, adjusted gross profit, adjusted gross margin and metrics excluding the impact of foreign exchange rates to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations, such as Strategic Exits. These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures. We encourage investors to review our unaudited condensed consolidated financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

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We are providing a third quarter revenue outlook for legacy Elanco without including the impact of revenues from the businesses to be acquired from Bayer. We are unable to provide the outlook on a combined company basis, or a reconciliation to the revenues that would be determined in accordance with GAAP for the combined company due to insufficient information and resulting uncertainty regarding the expected revenues from the acquired businesses.

Availability of Certain Information

We use our website to disclose important company information to investors, customers, employees and others interested in the Elanco. We encourage investors to consult our website regularly for important information about Elanco.

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Elanco Animal Health Incorporated

Unaudited Condensed Consolidated Statements of Operations

(Dollars and shares in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$586.3	$781.6	$1,244.0	$1,512.7
Costs, expenses, and other:
Cost of sales	295.9	356.0	628.6	699.8
Research and development	59.4	68.8	126.2	132.9
Marketing, selling, and administrative	162.8	200.9	344.8	382.0
Amortization of intangible assets	49.0	49.3	100.6	98.3
Asset impairment, restructuring, and other special charges	119.4	31.8	194.2	56.7
Interest expense, net of capitalized interest	24.8	20.7	41.3	41.5
Other–net (income) expense	(47.9)	3.9	(46.8)	6.5
Income (loss) before income taxes	$(77.1)	$50.2	$(144.9)	$95.0
Income taxes	(23.9)	14.3	(42.6)	27.6
Net income (loss)	$(53.2)	$35.9	$(102.3)	$67.4
Earnings (loss) per share:
Basic	$(0.13)	$0.10	$(0.25)	$0.18
Diluted	$(0.13)	$0.10	$(0.25)	$0.18
Weighted average shares outstanding:
Basic	413.2	365.7	408.5	365.7
Diluted	413.2	367.0	408.5	366.5

Elanco Animal Health Incorporated

Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information

(Unaudited)

(Dollars and shares in millions, except per share data)

We define Adjusted Gross Profit as Total Revenue less Adjusted Cost of Sales and Adjusted Gross Margin as Adjusted Gross Profit divided by Total Revenue.

We define Adjusted Net Income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define Adjusted EBITDA as net income (loss) adjusted for interest expense (income), income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define Adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding for the periods ended June 30, 2020 and 2019.

The following is a reconciliation of GAAP Reported for the three months ended June 30, 2020 and 2019 to Selected Non-GAAP Adjusted information:

	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1)	$295.9	$—	$295.9	$356.0	$1.2	$354.8
Amortization of intangible assets	$49.0	$49.0	$—	$49.3	$49.3	$—
Asset impairment, restructuring and other special charges (2) (3)	$119.4	$119.4	$—	$31.8	$31.8	$—
Other-net (income) expense (4)	$(47.9)	$(47.7)	$(0.2)	$3.9	$—	$3.9
Income (loss) before taxes	$(77.1)	$120.7	$43.6	$50.2	$82.3	$132.5
Provision for taxes (5)	$(23.9)	$(31.4)	$7.5	$14.3	$(16.6)	$30.9
Net income (loss)	$(53.2)	$89.3	$36.1	$35.9	$65.7	$101.6
Earnings (loss) per share:
basic	$(0.13)	$0.22	$0.09	$0.10	$0.18	$0.28
diluted	$(0.13)	$0.22	$0.09	$0.10	$0.18	$0.28
Adjusted weighted average shares outstanding:
basic	413.2	413.2	413.2	365.7	365.7	365.7
diluted (6)	413.2	414.0	414.0	367.0	367.0	367.0

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the three months ended June 30, 2020 and 2019 include the following:

(1)	2019 excludes inventory adjustments related to the suspension of commercial activities for Imrestor ($1.2 million).

(2)	2020 excludes charges associated with integration efforts and external costs related to the acquisition of businesses, including the pending acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities ($111.1 million), facility exit costs and asset write-downs ($1.1 million), severance ($0.6 million), the settlement of a legal matter ($3.2 million), and the impairment of intangible assets ($3.5 million), partially offset by a favorable adjustment from reversals for severance programs that are no longer active ($0.1 million).

(3)	2019 excludes charges associated with integration efforts and external costs related to the acquisition of businesses and charges primarily related to independent stand-up costs and other related activities ($33.1 million) and severance ($2.0 million), partially offset by a favorable adjustment from reversals for severance programs ($3.3 million).

(4)	2020 excludes the gain on our sale of land and buildings in New South Wales, Australia ($45.6 million) and the impact of a decrease in the fair value of the Prevtec contingent consideration ($2.1 million).

(5)	2020 and 2019 represent the income tax expense associated with the adjusted items.

(6)	During the three months ended June 30, 2020, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same period, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating Adjusted EPS include 0.8 million of common stock equivalents.

	Q2 2020	Q2 2019
As Reported EPS	$(0.13)	$0.10
Cost of sales	—	0.00
Amortization of intangible assets	0.12	0.13
Asset impairment, restructuring and other special charges	0.29	0.09
Other-net (income) expense	(0.12)	—
Subtotal	0.29	0.22
Tax Impact of Adjustments	(0.08)	(0.04)
Total Adjustments to EPS	$0.22	$0.18

Adjusted EPS (1)	$0.09	$0.28

Numbers may not add due to rounding.

(1) Adjusted EPS is calculated as the sum of As Reported EPS and Total Adjustments to EPS.

The following is a reconciliation of GAAP Reported for the six months ended June 30, 2020 and 2019 to Selected Non-GAAP Adjusted information:

	Six Months Ended June 30, 2020			Six Months Ended June 30, 2019
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales (1) (2)	$628.6	$4.3	$624.3	$699.8	$0.6	$699.2
Amortization of intangible assets	$100.6	$100.6	$—	$98.3	$98.3	$—
Asset impairment, restructuring and other special charges (3) (4)	$194.2	$194.2	$—	$56.7	$56.7	$—
Interest expense, net of capitalized interest (5)	$41.3	$0.8	$40.5	$41.5	$—	$41.5
Other-net (income) expense (6)	$(46.8)	$(47.7)	$0.9	$6.5	$—	$6.5
Income (loss) before taxes	$(144.9)	$252.2	$107.3	$95.0	$155.6	$250.6
Provision for taxes (7)	$(42.6)	$(60.2)	$17.6	$27.6	$(28.5)	$56.1
Net income (loss)	$(102.3)	$192.0	$89.7	$67.4	$127.1	$194.5
Earnings (loss) per share:
basic	$(0.25)	$0.47	$0.22	$0.18	$0.35	$0.53
diluted	$(0.25)	$0.47	$0.22	$0.18	$0.35	$0.53
Adjusted weighted average shares outstanding:
basic	408.5	408.5	408.5	365.7	365.7	365.7
diluted (8)	408.5	409.6	409.6	366.5	366.5	366.5

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the six months ended June 30, 2020 and 2019 include the following:

(1)	2020 excludes a one-time payment to settle outstanding obligations to a contract manufacturing organization in connection with a divestiture due to the acquisition of Bayer Animal Health ($4.3 million).

(2)	2019 excludes inventory adjustments related to the suspension of commercial activities for Imrestor ($0.6 million).

(3)	2020 excludes charges associated with integration efforts and external costs related to the acquisition of businesses, including the pending acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities ($187.4 million), facility exit costs and asset write-downs ($3.0 million), severance ($1.6 million), the settlement of a legal matter ($3.2 million), and the impairment of intangible assets ($3.5 million), partially offset by a favorable adjustment from reversals for severance programs that are no longer active ($0.7 million) and the gain on the sale of our R&D facility in Prince Edward Island, Canada ($3.8 million).

(4)	2019 excludes charges related to severance ($2.0 million), charges associated with integration efforts and external costs related to the acquisition of businesses, independent stand-up costs and other related activities ($54.0 million), and the impairment of intangible assets ($4.0 million), partially offset by a favorable adjustment from reversals for severance programs ($3.3 million).

(5)	2020 excludes the debt extinguishment loss recorded in connection with the repayment of our existing term loan facility ($0.8 million).

(6)	2020 excludes the gain on our sale of land and buildings in New South Wales, Australia ($45.6 million) and the impact of a decrease in the fair value of the Prevtec contingent consideration ($2.1 million).

(7)	2020 and 2019 represent the income tax expense associated with the adjusted items.

(8)	During the six months ended June 30, 2020, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same period, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating Adjusted EPS include 1.1 million of common stock equivalents.

	YTD 2020	YTD 2019
As Reported EPS	$(0.25)	$0.18
Cost of sales	0.01	0.00
Amortization of intangible assets	0.25	0.27
Asset impairments, restructuring and other special charges	0.48	0.16
Other-net (income) expense	(0.12)	—
Interest expense, net of capitalized interest	0.00	—
Subtotal	0.62	0.43
Tax Impact of Adjustments	(0.15)	(0.08)
Total Adjustments to EPS	$0.47	$0.35

Adjusted EPS (1)	$0.22	$0.53

Numbers may not add due to rounding.

(1) Adjusted EPS is calculated as the sum of As Reported EPS and Total Adjustments to EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of U.S. GAAP Net Income for the three and six months ended June 30, 2020 and 2019 to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin, which is Adjusted EBITDA divided by total Revenue, for the respective periods:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Reported net income (loss)	$(53.2)	$35.9	$(102.3)	$67.4
Net interest expense	24.8	20.7	41.3	41.5
Income tax expense (benefit)	(23.9)	14.3	(42.6)	27.6
Depreciation and amortization	80.9	77.2	162.4	152.4
EBITDA	$28.6	$148.1	$58.8	$288.9
Non-GAAP Adjustments:
Cost of sales	$—	$1.2	$4.3	$0.6
Asset impairment, restructuring and other special charges	119.4	31.8	194.2	56.7
Accelerated depreciation and amortization(1)	(2.5)	—	(5.3)	—
Other - net, (income) expense	(47.7)	—	(47.7)	—
Adjusted EBITDA	$97.8	$181.1	$204.3	$346.2
Adjusted EBITDA Margin	16.7%	23.2%	16.4%	22.9%

Numbers may not add due to rounding.

(1) Represents depreciation and amortization of certain assets that was accelerated during the three and six months ended June 30, 2020. This amount must be added back to arrive at Adjusted EBITDA because it is included in Asset impairment, restructuring and other special charges but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.

For a reconciliation of our revenue excluding Strategic Exits to total GAAP revenue reported, please see the table below, which is a breakdown of revenue by category and the respective percent of total revenue for the same period (in millions, except percentages):

	Three Months Ended June 30,
	2020		2019
Companion Animal
Disease Prevention	$176.3	30%	$223.4	29%
Therapeutics	78.0	13%	83.4	11%
Total Companion Animal	$254.3	43%	$306.8	39%
Food Animal
Future Protein & Health	$157.9	27%	$175.8	22%
Ruminants and Swine	158.2	27%	271.5	35%
Total Food Animal	$316.1	54%	$447.3	57%
Revenue Subtotal	$570.4		$754.1
Strategic Exits	$15.9	3%	$27.5	4%
Total Revenue	$586.3	100%	$781.6	100%

Numbers may not add due to rounding.

	Six Months Ended June 30,
	2020		2019
Companion Animal
Disease Prevention	$316.6	25%	$409.3	27%
Therapeutics	143.8	12%	164.8	11%
Total Companion Animal	$460.4	37%	$574.1	38%
Food Animal
Future Protein & Health	$337.9	27%	$343.0	23%
Ruminants and Swine	410.8	33%	545.6	36%
Total Food Animal	$748.7	60%	$888.6	59%
Revenue Subtotal	$1,209.1		$1,462.7
Strategic Exits	$34.9	3%	$50.0	3%
Total Revenue	$1,244.0	100%	$1,512.7	100%

Numbers may not add due to rounding.